 EXHIBIT 99.1
Citizens Community Bancorp, Inc. Earns $3.2 Million, or $0.28 Per Share, in 4Q19;
Fourth Quarter Highlighted by Net Loan Growth of $53 Million;
Net Income Increased 125% to $9.5 Million in 2019
Declared a $0.21 dividend per share
EAU CLAIRE, WI, January 27, 2020 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $3.2 million, or $0.28 per diluted share, for the quarter ended December 31, 2019, compared to $1.2 million, or $0.11 per diluted share, for the previous quarter ended September 30, 2019. In the December 2019 quarter, the Company benefited from (1) significantly lower operating expense, (2) slightly higher net interest income prior to loan loss provisions, (3) slightly higher non-interest income, and (4) lower tax expenses. These items were partially offset by higher loan loss provisions largely associated with strong loan growth.
For the year ended December 31, 2019, net income increased 125% to $9.5 million, or $0.85 per share compared to $4.2 million, or $0.49 per share for the twelve months ended December 31, 2018.
Net income as adjusted (non-GAAP)1 was $3.0 million or $0.26 per diluted share for the quarter ended December 31, 2019 compared to net income as adjusted (non-GAAP) of $3.4 million or $0.30 per diluted share for the quarter ended September 30, 2019. The current quarter adjusted results were impacted by $104,000 of acquisition-related expenses and the tax impact of certain acquired BOLI policies, due to recent tax rule changes, of $300,000.
The following table reports key financial metric ratios based on a net income and net income as adjusted basis:

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Ratios based on net income:
Return on average assets (annualized)	0.84%	0.34%	0.47%	0.68%	0.46%
Return on average equity (annualized)	8.41%	3.35%	3.66%	6.59%	3.92%
Efficiency ratio (non-GAAP)	67%	85%	78%	73%	80%
Net interest margin	3.41%	3.34%	3.56%	3.37%	3.46%
Ratios based on net income as adjusted (non-GAAP):
Return on average assets as adjusted[2] (annualized)	0.79%	0.93%	0.82%	0.76%	0.58%
Return on average equity as adjusted[3] (annualized)	7.85%	9.22%	6.38%	7.44%	4.92%
Efficiency ratio[4] (non-GAAP)	66%	66%	68%	68%	76%

“We experienced strong annualized loan growth of 16% in the quarter. We saw continued economic strength and low unemployment in the Eau Claire, Mankato and Twin Cities markets and maintained continuity in our

Commercial Banking team. The mix of business was led by CRE, Construction and C&I, while our Ag exposure decreased modestly in the quarter. The year end loan balance exceeding quarterly average loans by $41 million will provide a nice start for 2020. Our net interest margin increased modestly. Non-interest income was strong again this quarter due to increased mortgage banking activity, i.e. purchases and refinancings, but winter will slow purchase activity in Q1 2020. We will continue to refine our expense levels to offset the persistent margin pressure,” said Stephen Bianchi, Chairman, President and Chief Executive Officer. “We were encouraged by sustained milk prices above break-even in the dairy segment and average yields in row crops (mainly corn), despite a wet spring in early 2019, which slowed planting.”

On January 23, 2020, the Board of Directors declared an annual cash dividend of $.21 per share, a 5% increase from 2019, to shareholders of record as of February 5, 2020 payable on February 19, 2020.
December 31, 2019 Highlights: (as of or for the periods ended December 31, 2019, compared to September 30, 2019)

•	Total assets increased to $1.53 billion at December 31, 2019 from $1.48 billion at September 30, 2019, reflecting strong loan growth during the quarter.

•
Loans receivable increased to $1.18 billion at December 31, 2019 from $1.12 billion at September 30, 2019. Loans receivable growth of $53.0 million was due to increased commercial real estate, commercial non-real estate and construction loan originations, partially offset by the reductions in the Legacy loan portfolio consisting of originated indirect paper and one-to-four family loans.

•
Book value per share increased to $13.36 at December 31, 2019 from $13.13 at September 30, 2019. Tangible book value per share (non-GAAP)[5] increased to $9.89 at December 31, 2019 from $9.60 at September 30, 2019, reflecting earnings and the reduction of intangible assets, partially offset by the negative impact of a decrease in the unrealized gain on the securities portfolio.

•
The net interest margin increased to 3.41% for the quarter ended December 31, 2019 from 3.34% the prior quarter. The increase was influenced by a 7 basis point increase in accretion of purchase credit impaired loans due to payoffs.

•
Loan loss provisions increased to $1.4 million for the quarter ended December 31, 2019 from $575,000 the previous quarter, largely reflecting the expanding loan portfolio. The provisions for each period were primarily due to continued new originated loan growth and charge-offs without specific reserves associated with the underlying loans ($111,000 in the fourth quarter compared to $156,000 in the third quarter).

•
Non-interest income increased to $3.8 million for the quarter ended December 31, 2019 from $3.6 million during the prior quarter. The increase included increased gain on sale of loans, proceeds from a life insurance policy on a former borrower recorded in other income and gains on the sale of investment securities.

•
Total non-interest expense was $10.4 million for the fourth quarter of 2019, compared to $13.0 million in the prior quarter and $9.8 million for the quarter ended December 31, 2018. Total non-interest expense for the current quarter reflects $104,000 in merger related expenses versus $2.9 million in the third quarter of 2019 and $1.1 million in the fourth quarter of 2018.

•
The fourth quarter ended December 31, 2019 was favorably impacted by the FDIC application of the Small Bank Assessment Credits of approximately $150,000 which resulted in a negative expense in FDIC deposit insurance totaling $60,000.

•
Nonperforming assets declined to $19.7 million at December 31, 2019, or 1.29% of total assets, compared to $21.5 million at September 30, 2019, or 1.46% of total assets. All categories of non-accruing loans declined modestly, over the quarter while accruing loans past due 90 days or more remained flat and OREO increased slightly, from $1.3 million at September 30, 2019 to $1.4 million at December 31, 2019.

Estimated Bank and Company capital ratios exceeded regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at December 31, 2019:

	Citizens Community Federal N.A.	Citizens Community Bancorp, Inc.	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	10.4%	7.8%	5.0%
Tier 1 capital (to risk weighted assets)	12.1%	9.1%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.1%	9.1%	6.5%
Total capital (to risk weighted assets)	13.0%	11.1%	10.0%

Balance Sheet and Asset Quality Review

Asset growth continued in the quarter ended December 31, 2019, fueled primarily by new loan originations. Total assets were $1.53 billion at December 31, 2019, compared to $1.48 billion at September 30, 2019 and $1.29 billion one year earlier.

In the quarter, the Company sold substantially all of its municipal securities and recognized a gain on sale of $116,000. The Company purchased corporate debt securities and agency issued mortgage-backed securities with the proceeds from the municipal sale. There was a modest reduction in the portfolio due to amortization.

Gross loans increased $52.6 million during the quarter, net of the decrease in Legacy loans of $15.0 million. Gross loans increased to $1.19 billion at December 31, 2019 compared to $1.13 billion at September 30, 2019. New commercial real estate, commercial non-real estate and construction loans represented the majority of the loan growth, while agricultural related loans slightly declined and Legacy loans continued their planned reductions. Approximately $12.7 million of the loan growth was represented by draws on lines of credit taken on December 31, 2019 with the proceeds deposited into the customer’s money market accounts at the Bank, and repaid on January 2, 2020.

The Community Banking loan portfolio, consisting of commercial, agricultural and consumer loans, grew to $971.3 million or 81.8%, of gross loans. Commercial real estate loans increased to $514.5 million at December 31, 2019, or 43.3% of total loans, from $465.0 million the prior quarter. The Bank’s agricultural real estate loans and non real estate portfolio decreased $6.1 million in the quarter to $123.1 million or 10.4% of the gross loan portfolio. The total agricultural portfolio is split by approximately 45% of secured real estate, 28% term debt and 27% of operating lines.

The Legacy loan portfolio consisting of indirect paper and one-to-four family loans decreased $15.1 million to $215.9 million at December 31, 2019, or 18.2% of total loans, from $231.0 million at September 30, 2019. The decline in Legacy loans reflect the planned runoff of originated indirect paper and one-to-four family residential real estate loans.

The allowance for loan and lease losses increased to $10.3 million, at December 31, 2019, representing 0.88% of total loans, compared to $9.2 million and 0.82% of total loans at September 30, 2019. Approximately 35.2% of the Bank’s loan portfolio represents acquired performing loans and marked to fair value as of the acquisition date. Associated with the acquired loan portfolio is $6.3 million of discount related to purchased credit impaired acquired loans. Net charge offs were $257,000 for the quarter ended December 31, 2019, compared to $157,000 for the quarter ended September 30, 2019. Approximately $145,000 of the charge-offs were on non-accrual loans where the resolution will be foreclosure and liquidating the collateral. The charge-off reduced the loan balance to current estimated liquidation value of the collateral. The $145,000 charge-off was equal to the prior quarter specific reserve.

Nonperforming assets decreased to $19.7 million, or 1.29% of total assets at December 31, 2019, compared to $21.5 million or 1.46% at September 30, 2019. The decrease in the most recent quarter reflects improvement in all nonaccrual loan categories. Classified assets increased $2.0 million during the current quarter to $41.9 million. Included in classified assets are agricultural real estate loans of approximately $10.5 million at December 31, 2019, compared to $7.7 million at September 30, 2019, and agricultural non-real estate loans of approximately $1.9 million at December 31, 2019, compared to $2.0 million at September 30, 2019.

As previously disclosed, due to finalizing the current year purchase accounting on the F. & M. Bancorp. of Tomah, Inc. (“F&M”) acquisition, goodwill was reduced by $0.342 million. This reduction was due to Department of Treasury issued guidance in the fourth quarter, which changed the taxable nature of certain acquired bank owned life insurance. As a result, total goodwill decreased from $31.8 million at September 30, 2019 to $31.5 million at December 31, 2019.

Deposits increased $34.0 million to $1.20 billion at December 31, 2019 from $1.16 billion at September 30, 2019. This growth helped to fund the strong loan growth. Included in this growth is $12.7 million in money market deposits due to draws on lines of credit previously discussed in the loan growth section above. Deposit growth benefited from the seasonal nature of commercial deposit customer activity. Growth was partially offset by the maturity of brokered and institutional certificates of deposit, which were replaced by lower cost FHLB advances. Brokered and institutional certificates decreased to $53.4 million at December 31, 2019 from $64.4 million at September 30, 2019.

Total stockholders’ equity increased to $150.6 million at December 31, 2019, from $148.0 million one quarter earlier, as the Company benefitted from the addition of earnings and a reduction in unearned deferred compensation offset partially by a reduction in accumulated other comprehensive income. Tangible book value per share (non-GAAP)5 was $9.89 at December 31, 2019, compared to $9.60 at September 30, 2019. Stockholders’ equity as a percent of total assets was 9.83% at December 31, 2019, compared to 10.03% at September 30, 2019. Tangible common equity (non-GAAP)5 as a percent of tangible assets (non-GAAP) was 7.47% at December 31, 2019, compared to 7.54% at September 30, 2019.

Review of Operations

Net interest income was $11.8 million for the fourth quarter of 2019, compared to $11.6 million for the third quarter of 2019, and $10.0 million for the quarter ended December 31, 2018. The net interest margin (“NIM”) increased to 3.41% for the fourth quarter of 2019 compared to 3.34% in the preceding quarter and 3.56% for the like quarter one year earlier. For the year ended December 31, 2019, net interest income increased to $43.5 million compared to $32.8 million one year earlier, as net interest income expanded due to multiple bank acquisitions. The net interest margin declined in fiscal 2019 to 3.37% from 3.46% one year earlier.

For the quarter ended December 31, 2019, the Company’s net interest margin benefited from prepayments on purchased credit impaired loans of $270,000, or nine basis points compared to $50,000, or two basis points in the prior quarter. Scheduled accretion for acquired performing loans, was $233,000, $234,000, and $182,000 for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

The yield on interest earnings assets remained at 4.67% for the fourth quarter of 2019, compared to the prior quarter, and increased 5 basis points from the fourth quarter one year earlier. The increase in purchased credit impaired accretion in the quarter of 7 basis points helped offset the 7 basis point reduction in loan yields. The cost of interest-bearing liabilities decreased 6 basis points to 1.50% for the fourth quarter from 1.56% one quarter earlier, and increased 20 basis points from one year earlier. The primary decrease in fourth quarter funding costs was due to lower FHLB advances and other borrowing costs.

Loan loss provisions increased to $1.4 million for the quarter ended December 31, 2019 from $575,000 for the quarter ended September 30, 2019. For the year ended December 31, 2019, loan loss provisions totaled $3.60 million compared to $2.15 million one year earlier. The provisions for each period were due to (1) continued new originated loan growth, (2) charge-offs without specific reserves associated with the underlying loans as noted above and (3) specific reserves increases. There was no provision on the $12.7 million lines of credit drawn in late December and repaid on January 2, 2020. Additionally, in the fourth quarter, there was provision of approximately $475,000 for specific reserves, largely on certain specific commercial loans. In the third quarter, there was approximately $150,000 increase in specific reserves primarily related to certain specific residential loans. The largest increase in specific reserves was approximately $325,000 on a newly classified, acquired loan, in the current quarter. The credit is secured by agricultural real estate and was to fund the building of poultry barns. Late in 2019, our borrower lost his contract with the end producer, due to the end producer’s bankruptcy filing. Our borrower is working to replace the end producer. We expect to have resolution on this credit in 2020, which may involve foreclosure.

Total non-interest income was $3.8 million for the fourth quarter compared to $3.6 million for the preceding quarter and $2.5 million for the fourth quarter one year ago. The relative increase in non-interest income in the fourth quarter reflects higher gains on the sale of loans and receipt of a one-time payment of approximately $196,000 on a loan charged-off prior to CCFBank’s acquisition .

For the year ended December 31, 2019, total non-interest income was $15.0 million compared to $8.0 million one year earlier. The growth year over year is due largely to acquisitions, the gain on sale of our former Michigan branch and increased retail and commercial customer activity.

Total non-interest expense decreased to $10.4 million for the fourth quarter of 2019, compared to $13.0 million in the prior quarter and $9.8 million for the quarter ended December 31, 2018.

Total non-interest expense for the year ended December 31, 2019 was $42.7 million compared to $32.4 million. The increase in fiscal 2019 generally reflects increased expenses associated with the acquisition of two banks.

The decrease in total non-interest expense for the current quarter relative to the previous quarter is primarily due to lower merger expenses. In addition, the full impact of normalizing acquisition activity lead to lower data processing expenses and lower advertising, and marketing and public relations costs.

The expense reduction was also helped by lower FDIC insurance costs, discussed previously.

Higher compensation and benefit costs, which increased $0.4 million to $5.7 million, were largely due to higher incentive costs, primarily due to the impact of our strong loan and deposit growth.

Merger related expenses incurred in the quarter ended December 31, 2019 and included in the consolidated statement of operations consisted of the following: (1) $23,000 recorded in professional services and (2) $81,000 recorded in other non-interest expense.

Merger related expenses incurred in the quarter ended September 30, 2019 and included in the consolidated statement of operations consisted of the following: (1) $200,000 recorded in professional services and (2) $2.7 million recorded in other non-interest expense.

Provisions for income taxes were $562,000, or an effective tax rate of 15.1% for the fourth quarter ended December 31, 2019 compared to $430,000, or an effective tax rate of 25.8% during the preceding quarter.

“During the fourth quarter, as previously disclosed, we reduced tax expense by $300,000 due to clarifications on the tax treatment for certain United Bank acquired bank owned life insurance. In addition, we realized approximately $100,000 lower tax expense related to the tax treatment finalization of certain outstanding acquisition items,” said Jim Broucek, Executive Vice President and Chief Financial Officer.

These financial results are preliminary until the Form 10-K is filed in March 2020.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 28 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, Ag operators and consumers, including one-to-four family mortgages.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include the conditions in the financial markets and economic conditions generally; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; our ability to realize the benefits of net deferred tax assets; our ability to maintain or increase our market share; acts of terrorism and political or military actions by the United States or other governments; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; increases in FDIC insurance premiums or special assessments by the FDIC; disintermediation risk; our inability to obtain needed liquidity; risks related to the success of the acquisition of F. & M. Bancorp. of Tomah, Inc. (“F&M”) through merger (the “F&M Merger”) and integration of F&M into the Company’s operations; the risk that the combined company may be unable to retain the Company and/or F&M personnel successfully after the F&M Merger is completed; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; our ability to raise capital needed to fund growth or meet regulatory requirements; the possibility that our internal controls and procedures could fail or be circumvented; our ability to attract and retain key personnel; our ability to keep pace with technological change; cybersecurity risks; changes in federal or state tax laws; changes in accounting principles, policies or guidelines and their impact on financial performance; restrictions on our ability to pay dividends; and the potential volatility of our stock price. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the transition period ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 8, 2019 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, tangible book value per share and tangible common equity as a percent of tangible assets, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted is a non-GAAP measure that eliminates the impact of certain expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees, the gain on sale of branch deposits and fixed assets and the net impact of the Tax Cuts and Jobs Act of 2017, which management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measures that eliminate the impact of preferred stock equity, goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.
Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.
Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands)

	December 31, 2019 (unaudited)	September 30, 2019 (unaudited)	December 31, 2018 (audited)
Assets
Cash and cash equivalents	$55,840	$52,276	$45,778
Other interest bearing deposits	4,744	5,245	7,460
Securities available for sale “AFS”	180,119	182,956	146,725
Securities held to maturity “HTM”	2,851	3,665	4,850
Equity securities with readily determinable fair value	246	241	—
Non-marketable equity securities, at cost	15,005	12,622	11,261
Loans receivable	1,177,380	1,124,378	992,556
Allowance for loan losses	(10,320)	(9,177)	(7,604)
Loans receivable, net	1,167,060	1,115,201	984,952
Loans held for sale	5,893	3,262	1,927
Mortgage servicing rights	4,282	4,245	4,486
Office properties and equipment, net	21,106	20,938	13,513
Accrued interest receivable	4,738	4,993	4,307
Intangible assets	7,587	7,999	7,501
Goodwill	31,498	31,841	31,474
Foreclosed and repossessed assets, net	1,460	1,373	2,570
Bank owned life insurance	23,063	22,895	17,792
Other assets	5,757	5,612	3,328
TOTAL ASSETS	$1,531,249	$1,475,364	$1,287,924
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,195,702	$1,161,750	$1,007,512
Federal Home Loan Bank advances	130,971	113,466	109,813
Other borrowings	43,560	44,545	24,647
Other liabilities	10,463	7,574	7,765
Total liabilities	1,380,696	1,327,335	1,149,737
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 11,266,954; 11,270,710 and 10,953,512 shares issued and outstanding, respectively	113	113	109
Additional paid-in capital	128,856	128,926	125,512
Retained earnings	22,517	19,348	15,264
Unearned deferred compensation	(462)	(630)	(857)
Accumulated other comprehensive income (loss)	(471)	272	(1,841)
Total stockholders’ equity	150,553	148,029	138,187
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,531,249	$1,475,364	$1,287,924
Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2019 (unaudited)	September 30, 2019 (unaudited)	December 31, 2018 (audited)	December 31, 2019 (unaudited)	December 31, 2018 (unaudited)
Interest and dividend income:
Interest and fees on loans	$14,611	$14,646	$11,839	$54,647	$38,657
Interest on investments	1,535	1,577	1,208	5,776	3,874
Total interest and dividend income	16,146	16,223	13,047	60,423	42,531
Interest expense:
Interest on deposits	3,284	3,371	2,131	12,174	6,472
Interest on FHLB borrowed funds	508	639	482	2,721	1,531
Interest on other borrowed funds	579	620	394	2,015	1,712
Total interest expense	4,371	4,630	3,007	16,910	9,715
Net interest income before provision for loan losses	11,775	11,593	10,040	43,513	32,816
Provision for loan losses	1,400	575	950	3,525	2,150
Net interest income after provision for loan losses	10,375	11,018	9,090	39,988	30,666
Non-interest income:
Service charges on deposit accounts	612	625	619	2,368	1,951
Interchange income	468	476	336	1,735	1,314
Loan servicing income	772	714	510	2,674	1,561
Gain on sale of loans	902	679	388	2,462	1,037
Loan fees and service charges	285	471	273	1,145	640
Insurance commission income	161	197	162	734	716
Gains (losses) on investment securities	120	96	—	271	(17)
Gain on sale of branch	—	—	—	2,295	—
Other	464	363	238	1,291	755
Total non-interest income	3,784	3,621	2,526	14,975	7,957
Non-interest expense:
Compensation and benefits	5,720	5,295	4,946	20,325	16,370
Occupancy	972	905	808	3,697	3,078
Office	539	599	464	2,188	1,775
Data processing	985	1,092	993	3,938	3,217
Amortization of intangible assets	412	412	325	1,497	808
Amortization of mortgage servicing rights	286	325	175	1,108	420
Advertising, marketing and public relations	240	315	226	1,214	822
FDIC premium assessment	(60)	78	144	258	474
Professional services	496	561	1,118	2,457	2,753
Losses (gains) on repossessed assets, net	18	(16)	(30)	(125)	491
Other	820	3,409	625	6,129	2,207
Total non-interest expense	10,428	12,975	9,794	42,686	32,415
Income before provision for income taxes	3,731	1,664	1,822	12,277	6,208
Provision for income taxes	562	430	561	2,814	2,004
Net income attributable to common stockholders	$3,169	$1,234	$1,261	$9,463	$4,204
Per share information:
Basic earnings	$0.28	$0.11	$0.12	$0.85	$0.58
Diluted earnings	$0.28	$0.11	$0.12	$0.85	$0.49
Cash dividends paid	$—	$—	$—	$0.20	$0.20
Book value per share at end of period	$13.36	$13.13	$12.62	$13.36	$12.62
Tangible book value per share at end of period (non-GAAP)	$9.89	$9.60	$9.06	$9.89	$9.06
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018

GAAP earnings before income taxes	$3,731	$1,664	$1,822	$12,277	$6,208
Merger related costs (1)	104	2,911	1,057	3,880	1,426
Branch closure costs (2)	—	—	12	15	31
Audit and Financial Reporting (3)	—	—	135	358	135
Gain on sale of branch	—	—	—	(2,295)	—
Net income as adjusted before income taxes (4)	3,835	4,575	3,026	14,235	7,800
Provision for income tax on net income as adjusted (5)	579	1,180	832	3,260	2,519
Tax impact of certain acquired BOLI policies (6)	300	—	—	300	—
Total Provision for income tax	879	1,180	832	3,560	2,519
Net income as adjusted after income taxes (non-GAAP) (4)	$2,956	$3,395	$2,194	$10,675	$5,281
GAAP diluted earnings per share, net of tax	$0.28	$0.11	$0.12	$0.85	$0.49
Merger related costs, net of tax	0.01	0.19	0.07	0.27	0.11
Branch closure costs, net of tax	—	—	—	—	—
Audit and Financial Reporting	—	—	0.01	0.02	0.01
Gain on sale of branch	—	—	—	(0.15)	—
Tax impact of certain acquired BOLI policies (6)	(0.03)	—	—	(0.03)	—
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.26	$0.30	$0.20	$0.96	$0.61

Average diluted shares outstanding	11,275,961	11,198,667	10,967,386	11,121,435	8,601,909

(1) Costs incurred are included as professional fees and other non-interest expense in the consolidated statement of operations and include costs of $0, $61,000 and $461,000 for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively, and $341,000 and $811,000 for the twelve months ended December 31, 2019 and 2018, respectively, which are nondeductible expenses for federal income tax purposes.
(2) Branch closure costs include severance pay recorded in compensation and benefits, accelerated depreciation expense and lease termination fees included in occupancy and other costs included in other non-interest expense in the consolidated statement of operations.
(3) Audit and financial reporting costs include additional audit and professional fees related to the change in our year end from September 30 to December 31.
(4) Net income as adjusted is a non-GAAP measure that management believes enhances the market’s ability to assess the underlying business performance and trends related to core business activities.
(5) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.
(6) Tax impact of certain BOLI policies acquired from United Bank equal to $300,000.

Nonperforming Assets:
(in thousands, except ratios)

	December 31, 2019 and Three Months Ended	September 30, 2019 and Three Months Ended	December 31, 2018 and Three Months Ended
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$5,655	$6,324	$808
Agricultural real estate	5,726	6,191	2,019
Commercial non-real estate	1,850	2,072	1,314
Agricultural non-real estate	1,702	1,989	762
One to four family	2,063	2,255	2,331
Consumer non-real estate	168	191	120
Total nonaccrual loans	$17,164	$19,022	$7,354
Accruing loans past due 90 days or more	1,104	1,099	736
Total nonperforming loans (“NPLs”)	18,268	20,121	8,090
Other real estate owned (“OREO”)	1,429	1,348	2,522
Other collateral owned	31	25	48
Total nonperforming assets (“NPAs”)	$19,728	$21,494	$10,660
Troubled Debt Restructurings (“TDRs”)	$12,594	$11,795	$8,722
Nonaccrual TDRs	$5,306	$4,601	$2,667
Average outstanding loan balance	$1,136,330	$1,143,252	$921,951
Loans, end of period	$1,177,380	$1,124,378	$992,556
Total assets, end of period	$1,531,249	$1,475,364	$1,287,924
Allowance for loan losses (“ALL”), at beginning of period	$9,177	$8,759	$6,748
Loans charged off:
Commercial/Agricultural real estate	(156)	—	—
Commercial/Agricultural non-real estate	—	—	—
Residential real estate	(16)	(133)	(43)
Consumer non-real estate	(119)	(46)	(79)
Total loans charged off	(291)	(179)	(122)
Recoveries of loans previously charged off:
Commercial/Agricultural real estate	—	—	—
Commercial/Agricultural non-real estate	—	—	—
Residential real estate	3	1	4
Consumer non-real estate	31	21	24
Total recoveries of loans previously charged off:	34	22	28
Net loans charged off (“NCOs”)	(257)	(157)	(94)
Additions to ALL via provision for loan losses charged to operations	1,400	575	950
ALL, at end of period	$10,320	$9,177	$7,604
Ratios:
ALL to NCOs (annualized)	1,003.89%	1,461.31%	2,022.34%
NCOs (annualized) to average loans	0.09%	0.05%	0.04%
ALL to total loans	0.88%	0.82%	0.77%
NPLs to total loans	1.55%	1.79%	0.82%
NPAs to total assets	1.29%	1.46%	0.83%

Nonaccrual Loans Rollforward:
(in thousands)

	Quarter Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Balance, beginning of period	$19,022	$13,612	$7,210
Additions	779	1,493	906
Acquired nonaccrual loans	—	5,898	941
Charge offs	(198)	(134)	(40)
Transfers to OREO	(425)	(209)	(201)
Return to accrual status	(14)	(53)	—
Payments received	(1,957)	(1,539)	(1,429)
Other, net	(43)	(46)	(33)
Balance, end of period	$17,164	$19,022	$7,354
Other Real Estate Owned Rollforward:
(in thousands)

	Quarter Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Balance, beginning of period	$1,348	$1,354	$2,749
Loans transferred in	495	209	201
Branch properties sales	—	—	—
Sales	(378)	(220)	(210)
Write-downs	(64)	—	—
Other, net	28	5	(218)
Balance, end of period	$1,429	$1,348	$2,522

Troubled Debt Restructurings in Accrual Status
(in thousands, except number of modifications)

	December 31, 2019		September 30, 2019		December 31, 2018
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings: Accrual Status
Commercial/Agricultural real estate	19	$3,622	18	$3,574	15	$2,209
Commercial/Agricultural non-real estate	2	366	4	452	2	428
Residential real estate	40	3,233	39	3,094	34	3,319
Consumer non-real estate	7	67	8	74	13	99
Total loans	68	$7,288	69	$7,194	64	$6,055

Loan Composition - Detail
(in thousands)

To help better understand the Bank’s loan trends, we have added the table below. The loan categories and amounts shown are the same as on the following page and are presented in a different format. The Community Banking loan portfolios reflect the Bank’s strategy to grow its commercial banking business and consumer lending. The Legacy loan portfolios reflect the Bank’s strategy to sell substantially all newly originated one to four family loans in the secondary market and the discontinuation of originated and purchased indirect paper loans, effective in the first quarter of fiscal 2017.

	December 31, 2019	September 30, 2019	December 31, 2018
Community Banking Loan Portfolios:
Commercial/Agricultural real estate:
Commercial real estate	$514,459	$465,046	$357,959
Agricultural real estate	85,363	89,441	86,015
Multi-family real estate	87,008	87,758	69,400
Construction and land development	86,410	65,550	22,691
Commercial/Agricultural non-real estate:
Commercial non-real estate	133,734	127,232	112,427
Agricultural non-real estate	37,780	39,827	36,327
Residential real estate:
Purchased HELOC loans	8,407	10,120	12,883
Consumer non-real estate:
Other consumer	18,186	18,770	20,214
Total Community Banking Loan Portfolios	971,347	903,744	717,916

Legacy Loan Portfolios:
Residential real estate:
One to four family	176,332	188,070	209,926
Consumer non-real estate:
Originated indirect paper	39,585	42,894	56,585
Purchased indirect paper	—	—	15,006
Total Legacy Loan Portfolios	215,917	230,964	281,517
Gross loans	$1,187,264	$1,134,708	$999,433

Loan Composition	December 31, 2019	September 30, 2019	December 31, 2018
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$302,546	$244,809	$200,875
Agricultural real estate	34,026	34,527	29,589
Multi-family real estate	71,877	69,556	61,574
Construction and land development	71,467	52,319	15,812
Commercial/Agricultural non-real estate:
Commercial non-real estate	89,730	80,941	73,518
Agricultural non-real estate	20,717	22,057	17,341
Residential real estate:
One to four family	108,619	114,507	121,053
Purchased HELOC loans	8,407	10,120	12,883
Consumer non-real estate:
Originated indirect paper	39,585	42,894	56,585
Purchased indirect paper	—	—	15,006
Other Consumer	15,546	15,718	15,553
Total originated loans	$762,520	$687,448	$619,789
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$211,913	$220,237	$157,084
Agricultural real estate	51,337	54,914	56,426
Multi-family real estate	15,131	18,202	7,826
Construction and land development	14,943	13,231	6,879
Commercial/Agricultural non-real estate:
Commercial non-real estate	44,004	46,291	38,909
Agricultural non-real estate	17,063	17,770	18,986
Residential real estate:
One to four family	67,713	73,563	88,873
Consumer non-real estate:
Other Consumer	2,640	3,052	4,661
Total acquired loans	$424,744	$447,260	$379,644
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	514,459	$465,046	357,959
Agricultural real estate	85,363	89,441	86,015
Multi-family real estate	87,008	87,758	69,400
Construction and land development	86,410	65,550	22,691
Commercial/Agricultural non-real estate:
Commercial non-real estate	133,734	127,232	112,427
Agricultural non-real estate	37,780	39,827	36,327
Residential real estate:
One to four family	176,332	188,070	209,926
Purchased HELOC loans	8,407	10,120	12,883
Consumer non-real estate:
Originated indirect paper	39,585	42,894	56,585
Purchased indirect paper	—	—	15,006
Other Consumer	18,186	18,770	20,214
Gross loans	$1,187,264	$1,134,708	$999,433
Unearned net deferred fees and costs and loans in process	(393)	(158)	409
Unamortized discount on acquired loans	(9,491)	(10,172)	(7,286)
Total loans receivable	$1,177,380	$1,124,378	$992,556

Deposit Composition:
(in thousands)

	December 31, 2019	September 30, 2019	December 31, 2018
Non-interest bearing demand deposits	$168,157	$174,202	$155,405
Interest bearing demand deposits	223,102	209,644	169,310
Savings accounts	156,599	165,419	192,310
Money market accounts	246,430	193,654	126,021
Certificate accounts	401,414	418,831	364,466
Total deposits	$1,195,702	$1,161,750	$1,007,512

Average balances, Interest Yields and Rates:
(in thousands, except yields and rates)

	Three months ended December 31, 2019			Three months ended September 30, 2019			Three months ended December 31, 2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$31,327	$122	1.55%	$32,376	$203	2.49%	$40,733	$195	1.90%
Loans receivable	1,136,330	14,611	5.10%	1,143,252	14,646	5.08%	921,951	11,839	5.09%
Interest bearing deposits	4,904	30	2.43%	5,577	34	2.42%	7,268	40	2.18%
Investment securities (1)	185,920	1,222	2.62%	185,921	1,174	2.56%	145,114	861	2.47%
Non-marketable equity securities, at cost	14,209	161	4.50%	13,072	166	5.04%	7,974	112	5.57%
Total interest earning assets (1)	$1,372,690	$16,146	4.67%	$1,380,198	$16,223	4.67%	$1,123,040	$13,047	4.62%
Average interest bearing liabilities:
Savings accounts	$152,841	$172	0.45%	$158,967	$155	0.39%	$165,434	$145	0.35%
Demand deposits	216,021	389	0.71%	219,955	550	0.99%	162,866	166	0.40%
Money market accounts	210,398	565	1.07%	200,647	593	1.17%	140,321	367	1.04%
CD’s	367,278	1,951	2.11%	381,331	1,870	1.95%	309,428	1,329	1.70%
IRA’s	43,809	207	1.87%	44,184	203	1.82%	37,789	124	1.30%
Total deposits	$990,347	$3,284	1.32%	$1,005,084	$3,371	1.33%	$815,838	$2,131	1.04%
FHLB advances and other borrowings	165,660	1,087	2.60%	169,908	1,259	2.94%	99,595	876	3.49%
Total interest bearing liabilities	$1,156,007	$4,371	1.50%	$1,174,992	$4,630	1.56%	$915,433	$3,007	1.30%
Net interest income		$11,775			$11,593			$10,040
Interest rate spread			3.17%			3.11%			3.32%
Net interest margin (1)			3.41%			3.34%			3.56%
Average interest earning assets to average interest bearing liabilities			1.19			1.17			1.23

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018. The FTE adjustment to net interest income included in the rate calculations totaled $8,000, $27,000 and $43,000 for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

	Twelve months ended December 31, 2019			Twelve months ended December 31, 2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$29,948	$672	2.24%	$28,044	$435	1.55%
Loans receivable	1,074,952	54,647	5.08%	782,846	38,658	4.94%
Interest bearing deposits	5,841	137	2.35%	7,735	157	2.03%
Investment securities (1)	171,747	4,332	2.60%	127,191	2,856	2.40%
Non-marketable equity securities, at cost	12,442	635	5.10%	7,930	425	5.36%
Total interest earning assets (1)	$1,294,930	$60,423	4.68%	$953,746	$42,531	4.48%
Average interest bearing liabilities:
Savings accounts	$155,848	$651	0.42%	$112,056	$285	0.25%
Demand deposits	204,296	1,677	0.82%	153,234	551	0.36%
Money market accounts	182,103	1,988	1.09%	122,791	937	0.76%
CD’s	352,924	7,114	2.02%	280,871	4,297	1.53%
IRA’s	42,134	744	1.77%	34,349	402	1.17%
Total deposits	$937,305	$12,174	1.30%	$703,301	$6,472	0.92%
FHLB advances and other borrowings	156,885	4,736	3.02%	107,120	3,243	3.03%
Total interest bearing liabilities	$1,094,190	$16,910	1.55%	$810,421	$9,715	1.20%
Net interest income		$43,513			$32,816
Interest rate spread			3.13%			3.28%
Net interest margin (1)			3.37%			3.46%
Average interest earning assets to average interest bearing liabilities			1.18			1.18

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the twelve months ended December 31, 2019 and the three months ended December 31, 2018 and 24.5% for the nine months ended September 30, 2018. The FTE adjustment to net interest income included in the rate calculations totaled $120,000 and $201,000 for the twelve months ended December 31, 2019 and December 31, 2018, respectively.

CITIZENS COMMUNITY FEDERAL N.A.
Selected Capital Composition Highlights

	Estimated December 31, 2019 (unaudited)	September 30, 2019 (unaudited)	December 31, 2018 (audited)	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	10.4%	10.2%	9.7%	5.0%
Tier 1 capital (to risk weighted assets)	12.1%	12.7%	11.9%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.1%	12.7%	11.9%	6.5%
Total capital (to risk weighted assets)	13.0%	13.5%	12.7%	10.0%

Reconciliation of Return on Average Assets as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018

GAAP earnings after income taxes	$3,169	$1,234	$1,261	$9,463	$4,204
Net income as adjusted after income taxes (non-GAAP) (1)	$2,956	$3,395	$2,194	$10,675	$5,281
Average assets	1,492,834	1,454,455	1,066,422	1,398,482	916,540
Return on average assets (annualized)	0.84%	0.34%	0.47%	0.68%	0.46%
Return on average assets as adjusted (non-GAAP) (annualized)	0.79%	0.93%	0.82%	0.76%	0.58%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
Reconciliation of Return on Average Equity as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018

GAAP earnings after income taxes	$3,169	$1,234	$1,261	$9,463	$4,204
Net income as adjusted after income taxes (non-GAAP) (1)	$2,956	$3,395	$2,194	$10,675	$5,281
Average equity	149,437	146,116	136,514	143,523	107,287
Return on average equity (annualized)	8.41%	3.35%	3.66%	6.59%	3.92%
Return on average equity as adjusted (non-GAAP) (annualized)	7.85%	9.22%	6.38%	7.44%	4.92%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
Reconciliation of Efficiency Ratio as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Non-interest expense (GAAP)	$10,428	$12,975	$9,794	$42,686	$32,415
Merger related Costs (1)	(104)	(2,911)	(1,057)	(3,880)	(1,426)
Branch Closure Costs (1)	—	—	(12)	(15)	(31)
Audit and financial reporting (1)	—	—	(135)	(358)	(135)
Non-interest expense as adjusted (non-GAAP)	10,324	10,064	8,590	38,433	30,823

Non-interest income	3,784	3,621	2,526	14,975	7,957
Net interest margin	11,775	11,593	10,040	43,513	32,816
Efficiency ratio denominator (GAAP)	15,559	15,214	12,566	58,488	40,773
Gain on sale of branch (1)	—	—	—	(2,295)	—
Efficiency ratio denominator (non-GAAP)	15,559	15,214	12,566	56,193	40,773
Efficiency ratio (GAAP)	67%	85%	78%	73%	80%
Efficiency ratio (non-GAAP)	66%	66%	68%	68%	76%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of tangible book value per share (non-GAAP):
(in thousands, except per share data)

Tangible book value per share at end of period	December 31, 2019	September 30, 2019	December 31, 2018
Total stockholders’ equity	$150,553	$148,029	$138,187
Less: Goodwill	(31,498)	(31,841)	(31,474)
Less: Intangible assets	(7,587)	(7,999)	(7,501)
Tangible common equity (non-GAAP)	$111,468	$108,189	$99,212
Ending common shares outstanding	11,266,954	11,270,710	10,953,512
Book value per share	$13.36	$13.13	$12.62
Tangible book value per share (non-GAAP)	$9.89	$9.60	$9.06

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP):
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	December 31, 2019	September 30, 2019	December 31, 2018
Total stockholders’ equity	$150,553	$148,029	$138,187
Less: Goodwill	(31,498)	(31,841)	(31,474)
Less: Intangible assets	(7,587)	(7,999)	(7,501)
Tangible common equity (non-GAAP)	$111,468	$108,189	$99,212
Total Assets	$1,531,249	$1,475,364	$1,287,924
Less: Goodwill	(31,498)	(31,841)	(31,474)
Less: Intangible assets	(7,587)	(7,999)	(7,501)
Tangible Assets (non-GAAP)	$1,492,164	$1,435,524	$1,248,949
Total stockholders’ equity to total assets ratio	9.83%	10.03%	10.73%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.47%	7.54%	7.94%

1Net income as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.

2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.

3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.

4The efficiency ratio as adjusted (non-GAAP) is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and the Company’s ability to use what it has to generate the most profit possible for shareholders relative to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Efficiency Ratio as Adjusted (non-GAAP)”.

5Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measure that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)” and “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”.